CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in Post-Effective Amendment No. 14 to the Registration Statement of Franklin Value Investors Trust on Form N-1A File Nos. 33-31326 and 811-5878 of our report dated December 8, 1995 on our audit of the financial statements and financial highlights of Franklin Value Investors Trust, which report is included in the Annual Report to Shareholders for the year ended October 31, 1995, which is incorporated by reference in the Registration Statement. We also consent to the inclusion in the Registration Statement of our reports dated November 29, 1995 and March 4, 1996 on our audit of the statement of assets and liabilities of Franklin Microcap Value Fund and Franklin Value Fund of Franklin Value Investors Trust.



                          /s/ COOPERS & LYBRAND L.L.P.



San Francisco, California
November 26, 1996